Exhibit 99.1

Cleco Corporation 2030 Donahue Ferry Road PO Box 5000 Pineville, LA 71361-5000 Tel 318-484-7400 www.cleco.com
NEWS RELEASE

Investor Contacts:
Cleco Corporation:	Analyst Inquiries:	Media Contact:
Kathleen F. Nolen	Dresner Companies	Cleco Corporation
(318) 484-7687	Kristine Walczak	Michael Burns
Rodney J. Hamilton	(312) 780-7205	(318) 484-7663
(318) 484-7593

For Immediate Release

Michael H. Madison in line to be new CEO of Cleco Corp.

Board of directors selects new head of utility, makes other management changes

PINEVILLE, La., March 22, 2005 – The board of directors of Cleco Corp. (NYSE: CNL) announced today its plans to name Michael H. Madison the new chief executive officer and president of the corporation. The board anticipates electing Madison at its May 5, 2005, meeting.

Madison, who had been serving as president and COO of Cleco Power LLC, will succeed David M. Eppler, who announced in late 2004 his intention to retire by midyear. The board also will vote on making Madison a director at its May 5 meeting. Madison joined Cleco in October 2003 when he was named head of Cleco Power. Madison had previously served as state president of the Louisiana/Arkansas region for AEP.

Chairman J. Patrick Garrett said, “The board believes Mike’s record of success and the leadership qualities he has shown make him an excellent candidate to take over as CEO and president of Cleco. He has extensive experience in the industry and a unique combination of skills that will benefit our company for years to come.”

Madison said, “I’m excited by the opportunity to help build on Cleco Corp.’s long history of success. I’m looking forward to taking on this job and working with the highly dedicated employees across all segments of Cleco. I also want to thank David Eppler for his long years of service to Cleco and for the great job he has done leading Cleco the last five years.”

Madison, 56, has been a key member of Cleco’s leadership team and has worked closely with Eppler in shaping the utility’s strategic direction.

“We have an exciting strategy that focuses on our core utility business. We are solidifying our competitive position by broadening our generation portfolio to lower fuel costs and provide more stable prices to our customers. At the same time, we are strengthening our customer service by decentralizing operations and moving the decision-making authority down to the employees in the communities we serve,” Madison said.

News Release

Other upcoming management changes announced by the board – which are also to be effective on May 5 — include the appointment of Dilek Samil to the position of president and COO of Cleco Power. Samil, 49, is currently executive vice president and chief financial officer.

“Dilek has a broad range of experience in the utility business which will serve her well as she takes the reins at Cleco Power,” Madison said. “In addition, her financial and regulatory expertise makes her a perfect fit as we implement the generation portion of our strategy.”

Replacing Samil as CFO will be Kathleen Nolen, 44, currently serving as Cleco’s treasurer and assistant corporate secretary. Nolen has been with Cleco since 1983 and has served as treasurer since 2000.

Madison graduated from the University of Oklahoma in 1971 with a degree in mechanical engineering. He joined Public Service Co. of Oklahoma as an engineer in 1971, starting in generation operations. He held a variety of positions with Central and South West Corp. utilities, including president of SWEPCO. Following the merger of Central and South West and AEP in 2000, Madison served as state president of the Louisiana/Arkansas region for AEP. He attended the Harvard Business School Program for Management Development in 1989 and the University of Virginia Darden School of Management development program in 1986. He is certified as an engineer in the state of Texas.

Cleco Corp. is a regional energy services company headquartered in Pineville, La. It operates a regulated electric utility company that serves about 265,000 customers across Louisiana. Cleco also operates a wholesale energy business that has approximately 2,100 megawatts of generating capacity, including the 718-megawatt Perryville plant. The sale of Perryville to a subsidiary of Entergy is pending. For more information about Cleco, visit www.cleco.com.

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